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EXHIBIT 10.14

Transcrypt Executive Health Program

Introduction

        The purpose of the Transcrypt Executive Health Program (the "Program") is to make available at no cost to certain executives examinations and treatments at the Mayo Clinic in Rochester, Minnesota, which would not otherwise be available under the group health plan sponsored by Transcrypt International, Inc. and its subsidiary E. F. Johnson Company (collectively the "Company"). It is the intention of the Company that this Program qualify as an accident and health plan within the meaning of §105 of the Internal Revenue Code of 1986, as amended ("the Code").

Permanent Program or Arrangement

        The Company intends that this program be a permanent program or arrangement for the exclusive benefit of certain of its executive employees. Nothing herein, however, shall prevent the Company from amending or terminating this Program, provided such amendment or termination is permissible under applicable law and such amendment or termination shall not affect a claimant's rights to benefits hereunder with respect to reimbursable expenses that have been incurred prior to the date Company action is taken to terminate the Program or the effective date of such termination, whichever occurs last.

        The exclusive purpose of this Program is to provide the medical benefits described herein for covered employees. No benefits payable under this Program shall be applied for any other purpose.

Effective Date

        The original effective date of this Program was October 15, 2001. The first Program Year shall be a short Program Year because the records for the Program shall be kept on a calendar year basis, ending each December 31st.

Eligibility

        Only employees of the Company who are classified as Executives for the purpose of the Transcrypt Severance Plan and who are selected for participation in the Program by written resolution or other written action of the Board of Directors of the Company are eligible to participate in this Program.

Participation

        Each employee who is an Executive of the Company and who is eligible under the "Eligibility" Section of the Program shall be a participant in the Program (a "Participant") as of the first of the month following his or her satisfaction of the eligibility requirements. Upon termination of a Participant's employment with the Company, all rights of such Participant to receive benefits for claims incurred after the termination date shall be forfeited. Such participant shall, however, retain the right to be reimbursed hereunder for claims incurred prior to the termination of employment. For this purpose, a claim will be considered to be incurred when the services relating to such claim have been rendered.

Benefits

        The Company shall either pay directly to a medical provider, physician, clinic or hospital or shall reimburse the Participant such amounts as he or she has expended while a Participant for medical care for himself or herself, subject to the limits described in this Section and the Sections below entitled "Limitation on Benefits Provided" and "Benefits from Another Source."

        For purposes of this Program, only "amounts expended for medical care" are eligible benefits. "Amounts expended for medical care" means amounts paid for medical bills attributable to physicals or other examinations performed at the Mayo Clinic pursuant to this Program, provided that the expenditure is in connection with an expense which would give rise to a deduction under § 213 of the Code.

        In the event a Participant dies having incurred an eligible expense which would have been reimbursable to the Participant had the Participant not died and a person or the Participant's estate has paid for or assumed liability for the expense, reimbursement may be made to that person or the estate for that payment or assumption.

        The Participant shall also be entitled to an additional benefit to compensate the Participant for federal and state income tax, plus FICA and Medicare tax liabilities attributable to the benefits provided by the Company pursuant to this Program. This "gross up" benefit shall be paid to the Participant as calculated by the Program Administrator, in its discretion.

Limitation on Benefits Provided

        No Participant shall be entitled to receive benefits or reimbursement for more than one annual physical at the Mayo Clinic in any Program Year. Benefits shall only be payable on behalf of the Participant provided that the Participant provide the Program Administrator with his or her current written authorization to obtain protected health information (as defined in the Health Insurance Portability and Accountability Act of 1996 ("HIPAA")) and any other documentation that the Program Administrator may request from the Participant to ensure that the benefits to be provided under the Program are covered benefits and the extent to which these expenses are covered by another source, as described in the Section titled "Benefits From Another Source."

Benefits From Another Source

        Reimbursement under this Program shall be made only in the event and to the extent that payment or reimbursement for amounts expended for medical care is not provided for under any insurance policy or under any other plan of the Company or another employer or under any federal or state law. If there is such a policy, plan, or law in effect providing for such payment or reimbursement in whole or in part, then the Company shall be relieved of any and all liability hereunder to the extent of the coverage under such policy, plan, or law.

Claims and Claims Review Procedures

        Claims for benefits under this Program shall be made on forms maintained by the Company. To obtain reimbursement for medical expenses hereunder, a Participant must submit within 60 days after the end of each Program Year a request for reimbursement for medical expenses incurred by him or her during the preceding Program Year, together with such evidence of payment of such expenses as shall be required by the Company in accordance with rules uniformly applied.

        If any claim for benefits under this Program is denied in whole or in part, the Program Administrator shall furnish the claimant promptly with a written notice:

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  setting forth the reason for the denial;

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  citing the Program provisions upon which such denial is based;

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  describing any additional material or information from the claimant which is necessary in order for the claimant to perfect his or her claim and why; and

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  explaining the claim review procedure set forth herein.

        Failure by the Company to respond to a claim within a reasonable time shall be deemed a denial. However, the Program Administrator will notify a claimant if the claim is incomplete and of the information necessary to complete the claim within 45 days of receipt of a claim. Such notice will provide claimant a period of 180 days within which to supplement the claim, and the Program Administrator will resolve the claim within 45 days of the earlier of the date on which the claimant supplied the information or the end of the 180-day period. Within 60 days after denial of any claim for benefits under this Program, the claimant may request in writing a review of the denial by the Program Administrator.

        Any claimant seeking review hereunder is entitled to examine all pertinent documents, and to submit issues and comments in writing within 30 days after the filing of the request for review. The Program Administrator shall render a decision on review of a claim not later than 60 days after receipt of a request for review hereunder. The decision of the Program Administrator on review shall be in writing and shall state the reason for the decision, referring to the Program provisions upon which it is based.

Compliance with Federal Law

        Continued coverage shall be provided as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), as amended. The Program Administrator shall, within the parameters of the law, establish uniform policies by which to provide such continuation coverage. There shall also be compliance with state laws concerning continuation of health insurance coverage to the extent not preempted by federal law.

        At the time an individual's coverage under the Program terminates, the Company shall furnish a certificate of creditable coverage under the Program in accordance with the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), as defined in § 9801 of the Code. Such a certificate shall include all creditable coverage after September 30, 1996, and shall include creditable coverage after June 30, 1996 and before October l, 1996 if the individual so requests in writing. In addition, the Company shall furnish a certificate of creditable coverage upon request of an individual made not more than 24 months after cessation of coverage under the Program, and shall furnish to another group health plan upon request information on coverage of classes and categories of health benefits under the Program.

        Notwithstanding any provision of this Program to the contrary, this Program shall be operated and maintained in a manner consistent with the Family and Medical Leave Act of 1993 ("FMLA") and any regulations relating thereto.

        Notwithstanding any provision of this Program to the contrary, this Program shall be operated and maintained in a manner consistent with the Uniformed Services Employment and Reemployment Rights Act of 1994 ("USERRA") and any regulations relating thereto.

Administration

        The Program Administrator or the Company shall have authority and responsibility to control and manage the operation and administration of this Program. The Program Administrator shall have discretion to interpret the terms of the Program, the Summary Plan Description and any other writing affecting the establishment or operation of the Program, and such interpretation shall be binding on all parties, subject to the Claims and Claims Review Procedures described herein. The Program Administrator shall have the exclusive authority to make factual findings and decide conclusively all questions regarding any claim for benefits under the Program. Benefits under this Program will be paid only if the Program Administrator decides in his discretion that the Participant is entitled to them.

Miscellaneous

        All terms expressed herein shall be deemed to include the feminine and neuter genders and all references to the plural shall be deemed to include the singular and vice versa, all as proper construction shall dictate.

        To the extent not pre-empted by the Employee Retirement Income Security Act of 1974 (ERISA), as amended, or other federal law, questions concerning the proper interpretation of the terms of this agreement shall be determined in accordance with the law of the State of Minnesota.

        The Program Administrator shall keep a copy of the Program and any other disclosure documents relating thereto (including, but not limited to, summary plan descriptions) that are in the public domain on file at his office where Participants may inspect them during the Company's regular business hours. Upon request, the Company shall provide a Participant or covered dependent with copies of such documents. When the Administrator provides such documents, the Administrator may charge the requesting party a reasonable charge for photocopying these materials.

        This document contains all of the operative provisions of this Program. Any conflict between the provisions of this document and any other Company document purporting to explain the rights, benefits, or obligations of the parties hereunder shall be resolved in favor of this Program document. In the event that a tribunal of competent jurisdiction shall determine in a final judgment or decree that one or more of the provisions of this Program is invalid due to the provisions of applicable law, this Program shall be interpreted as if the offending language had been stricken from its provisions and the remainder of the Program document shall continue in full force and effect.

        The Company intends Program terms, including those relating to coverage and benefits, to be legally enforceable. The Program shall be maintained for the exclusive benefit of employees.

        The Program is not an employment agreement and does not assure the continued employment of any employee or Participant for any period of time. Nothing contained in the Program shall interfere with the Employer's right to discharge an employee or Participant at any time, regardless of the effect such discharge will have upon that individual as a Participant in this Program.

        The Company makes no commitment or guarantee that any amounts paid to a Participant under the Program will be excludable from the Participant's gross income for federal or state income tax purposes. It shall be the obligation of each Participant to determine whether each payment is excludable from the Participant's gross income for income tax purposes, and to notify the Company if the Participant has reason to believe that any such payment is not so excludable.

        No Participant may assign, pledge, or otherwise dispose of any benefit under the Program prior to actual receipt thereof.

Program Administration

        Administrative Information about the Transcrypt Executive Health Program is listed here:

•	Program name is as follows:	The Transcrypt Executive Health Program
•	The Program Sponsor is:	Transcrypt International, Inc. Employer Identification No: 47-0801192
•	Other Participating Employer:	E. F. Johnson Company Employer Identification No.: 47-0801192
•	The Program Administrator is:	Transcrypt International, Inc. Vice President of Human Resources c/o E.F. Johnson Co. 299 Johnson Avenue Waseca, MN 56093 (507) 835-6415
•	The Agent for the legal Process is:	The Program Administrator.
•	Program Year:	January 1 through December 31

        This Program shall be construed in accordance with the laws of Minnesota to the extent not preempted by Federal Law. This Program was first issued                        .

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  EXHIBIT 10.14
Transcrypt Executive Health Program